Exhibit 99.1

Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

              RAND LOGISTICS APPOINTS EDWARD LEVY AS PRESIDENT AND
            NAMES H. CABOT LODGE III AND JONATHAN BRODIE AS DIRECTORS

New York, NY - June 6, 2006 - Rand Logistics Inc. (OTC:RAQC.OB; RAQCW.OB; RAQCU.OB) today announced that the Board appointed Edward Levy as President of Rand, and named H. Cabot Lodge III and Jonathan Brodie as directors. Mr. Lodge and Mr. Brodie are each expected to be appointed to the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee of the Board upon establishment of such committees.

Mr. Levy, 42, has acted as a special advisor to Rand since its inception in November 2004 and, as such, played an integral role in the Lower Lakes acquisition. Mr. Levy was a managing director of CIBC World Markets Corp. from August 1995 through December 2004, and from June 2001 until December 2004, he was co-head of CIBC World Markets Corp.'s Leveraged Finance Group, which had approximately $600 million under management. From February 1990 to August 1995, Mr. Levy was a managing director of Argosy Group L.P., a private investment banking firm. Mr. Levy received a B.A. from Connecticut College. He is not related to Laurence S. Levy, Rand's Chairman and Chief Executive Officer.

Mr. Lodge, 50, founded ARC Global Partners LLC in 2006, an international real estate merchant bank, and currently serves as its Managing Partner. From 2000 to 2005, Mr. Lodge served as an Executive Vice President of iStar Financial Inc., a provider of financing to private and corporate owners of real estate and corporate net lease financing. Mr. Lodge was a founder of American Corporate Real Estate, a corporate net lease fund that was acquired by iStar Financial Inc. in 2000. Prior to that, Mr. Lodge was a managing director and member of the board of directors of W.P. Carey & Co., Inc., a real estate investment bank. Mr. Lodge received a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Mr. Brodie, 50, is the principal of JMB Associates, a privately-owned money management firm, and has served as a consultant to (since 2001) and a director of (since 2005) a holding company for a global investment manager. From 1988-2000, Mr. Brodie was a portfolio manager for JMB Associates, managing individual and institutional accounts. Prior to that, Mr. Brodie served as an Investment Analyst and Portfolio Manager for T. Rowe Price Associates, and as an Investment Analyst for Allan Gray Investment Council. Mr. Brodie received a BBusSci and BA (Hons) from Cape Town University, South Africa. He received his MBA from Stanford University, where he was an Arjay Miller Scholar. Mr. Brodie is a Chartered Financial Analyst.

Sandeep D. Alva resigned from Rand's Board of Directors, resulting in five members.

Laurence S. Levy, Chairman and CEO of Rand Logistics, stated, "I have collaborated with Ed for many years, and am very pleased that he is joining Rand as President. As an advisor, Ed was increasingly dedicating time to Rand, and it was clearly time for him to join as an officer of the Company. I am also pleased to welcome Cabot and Jonathan as directors. I look forward to working closely with them and benefiting from their counsel. I am confident that the experience, knowledge bases and contacts that Ed, Cabot and Jonathan bring to Rand will be valuable as we pursue the Company's internal and external growth."

About Rand Logistics

Rand Logistics is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of seven River Class self-unloading carriers and one integrated self-unloading tug/barge unit representing more than one-third of all River Class vessels servicing the Great Lakes. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

The conference call referenced in this press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                           -OR-       INVESTOR RELATIONS COUNSEL:
Rand Logistics Inc.                           The Equity Group Inc.
Laurence S. Levy, Chairman & CEO              Loren G. Mortman
212-644-3450                                  (212) 836-9604
                                              Lauren Till
                                              (212) 836-9610, LTill@equityny.com
                                              www.theequitygroup.com

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